                                    Exhibit B



                               MESSAGEMEDIA, INC.


                         COMMON STOCK PURCHASE AGREEMENT


                                FEBRUARY 22, 2001

                                TABLE OF CONTENTS

1.       AGREEMENT TO SELL AND PURCHASE.......................................................................... 1

         1.1      Authorization of Shares........................................................................ 1

         1.2      Sale and Purchase.............................................................................. 1

2.       CLOSING, DELIVERY AND PAYMENT........................................................................... 1

         2.1      Closing........................................................................................ 1

         2.2      Delivery....................................................................................... 2

3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................................... 2

         3.1      Organization................................................................................... 2

         3.2      Due Authorization.............................................................................. 2

         3.3      Non-Contravention.............................................................................. 2

         3.4      Capitalization................................................................................. 3

         3.5      Legal Proceedings.............................................................................. 3

         3.6      No Violations.................................................................................. 3

         3.7      Governmental Permits, Etc...................................................................... 3

         3.8      Financial Statements........................................................................... 4

         3.9      No Material Adverse Change..................................................................... 4

         3.10     NASDAQ Listing................................................................................. 4

         3.11     Reporting Status............................................................................... 4

4.       REPRESENTATIONS AND WARRANTIES OF INVESTOR.............................................................. 5

         4.1      Investment Representations..................................................................... 5

         4.2      Restrictions on Transfer....................................................................... 7

         4.3      "Market Stand-Off" Agreement; Agreement to Furnish Information................................. 8

         4.4      Standstill Agreement........................................................................... 8

5.       CONDITIONS TO CLOSING................................................................................... 9

         5.1      Conditions to Investor's Obligations at the Closing............................................ 9

         5.2      Conditions to Obligations of the Company.......................................................10

6.       REGISTRATION RIGHTS.....................................................................................11

         6.1      Definitions....................................................................................11

         6.2      Form S-3 Registration..........................................................................11

         6.3      Expenses of Registration.......................................................................12

         6.4      Obligations of the Company.....................................................................12

         6.5      Termination of Registration Rights.............................................................13

                                TABLE OF CONTENTS
                                   (CONTINUED)


         6.6      Delay of Registration; Furnishing Information..................................................13

         6.7      Indemnification................................................................................14

         6.8      Assignment of Registration Rights..............................................................16

         6.9      Rule 144 Reporting.............................................................................16

7.       MISCELLANEOUS...........................................................................................16

         7.1      Governing Law..................................................................................16

         7.2      Survival.......................................................................................16

         7.3      Successors and Assigns.........................................................................17

         7.4      Entire Agreement...............................................................................17

         7.5      Severability...................................................................................17

         7.6      Amendment and Waiver...........................................................................17

         7.7      Delays or Omissions............................................................................17

         7.8      Notices........................................................................................17

         7.9      Expenses.......................................................................................18

         7.10     Attorneys' Fees................................................................................18

         7.11     Titles and Subtitles...........................................................................18

         7.12     Counterparts...................................................................................18

         7.13     Broker's Fees..................................................................................18

         7.14     Confidentiality................................................................................19

         7.15     Pronouns.......................................................................................19

                               MESSAGEMEDIA, INC.

                         COMMON STOCK PURCHASE AGREEMENT


         THIS COMMON STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of February 22, 2001, by and among MESSAGEMEDIA, INC., a Delaware corporation (the "COMPANY"), and each of the investors listed on EXHIBIT A hereto (collectively, the "INVESTORS," and each, an "INVESTOR").

                                    RECITALS

         WHEREAS, the Company has authorized the sale and issuance of an aggregate of 11,267,606 shares of its common stock, $0.001 par value per share (the "SHARES");

         WHEREAS, the Investors desire to purchase the Shares on the terms and conditions set forth herein; and

         WHEREAS, the Company desires to issue and sell the Shares to the Investors on the terms and conditions set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

         1.       AGREEMENT TO SELL AND PURCHASE.

                  1.1 AUTHORIZATION OF SHARES. On or prior to the Closing (as defined in Section 2.1 below), the Company shall have authorized the sale and issuance to the Investors of the Shares.

                  1.2 SALE AND PURCHASE. Subject to the terms and conditions hereof, at the Closing, the Company hereby agrees to issue and sell to each Investor, and each Investor hereby agrees, severally and not jointly for itself and no other Investor, to purchase from the Company the number of Shares set forth opposite such Investor's name on the Schedule of Investors attached hereto as EXHIBIT A at a purchase price per share equal to $0.71.

         2.       CLOSING, DELIVERY AND PAYMENT.

                  2.1 CLOSING. The closing of the sale and purchase of the Shares under this Agreement (the "CLOSING") shall take place at 5:00 p.m. Mountain Standard Time on the date hereof, at the offices of Cooley Godward LLP, 380 Interlocken Crescent, Suite 900, Broomfield, Colorado 80021, or at such other time or place as the Company and the Investors may mutually agree (such date is hereinafter referred to as the "CLOSING DATE").

                  2.2 DELIVERY. At the Closing, the Company shall deliver to each Investor one or more stock certificates representing the Shares purchased by such Investor, each such certificate to be registered in the name of the Investor or, if so indicated on the signature page hereto, in the name of a nominee designated by Investor, and each Investor shall make payment for such Shares by wire transfer of immediately available funds to an account designated by the Company.

         3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

                  Except as may be set forth on a Schedule of Exceptions delivered by the Company to the Investors at the Closing, the Company hereby represents and warrants to each Investor as of the date of this Agreement as set forth below.

                  3.1 ORGANIZATION. The Company is duly incorporated and validly existing in good standing under the laws of the jurisdiction of its organization. The Company has full power and authority to own, operate and occupy its properties and to conduct its business as presently conducted, and is registered or qualified to do business and in good standing in each jurisdiction in which it owns or leases property or transacts business and where the failure to be so qualified would have a material adverse effect upon the business, financial condition, properties or operations of the Company ("MATERIAL ADVERSE EFFECT"), and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification.

                  3.2 DUE AUTHORIZATION. The Company has all requisite power and authority to execute, deliver and perform its obligations under this Agreement, and this Agreement has been duly authorized by all necessary corporate action of the Company, its officers, directors and stockholders, and validly executed and delivered by the Company, and constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, and except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally, and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  3.3 NON-CONTRAVENTION. The execution and delivery of this Agreement, the issuance and sale of the Shares, the fulfillment of the terms of this Agreement and the consummation of the transactions contemplated hereby will not (A) conflict with or constitute a violation of, or default under (with the passage of time or otherwise), (i) any bond, debenture, note or other evidence of indebtedness, or any lease, contract, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which the Company is a party or by which its properties are bound, where such conflict, violation or default is likely to result in a Material Adverse Effect, (ii) the charter, bylaws or other organizational documents of the Company, or (iii) any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority binding upon the Company or its properties, where such conflict, violation or default is likely to result in a Material Adverse Effect or an adverse effect on the ownership of the Shares by the Investors, or (B) result in the creation or imposition of any lien, encumbrance, claim, security interest or restriction whatsoever upon any of the properties or assets of the Company or an acceleration of indebtedness pursuant to any obligation, agreement or condition contained in any bond, debenture, note or any other evidence of indebtedness or any indenture, mortgage, deed of trust or any other material agreement or instrument to which the Company is a party or by which it is bound or to which any of the property or assets of the Company is subject. No consent, approval, authorization or other order of, or registration, qualification or filing with, any regulatory body, administrative agency, or other governmental body in the United States is required for the execution and delivery of this Agreement and the valid issuance and sale of the Shares to be sold pursuant to this Agreement, other than such as have been made or obtained, and except for any securities filings required to be made under federal or state securities laws.

                  3.4 CAPITALIZATION. The authorized capital stock of the Company, immediately prior to the Closing, will consist of 100,000,000 shares of Common Stock, par value $0.001 per share, 56,708,086 shares of which were issued and outstanding as of the date hereof, and 5,000,000 shares of Preferred Stock, par value $0.001 per share, none of which are issued and outstanding. All issued and outstanding shares of the Company's Common Stock and Preferred Stock (a) have been duly authorized and validly issued and (b) are fully paid and nonassessable. There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements or agreements of any kind for the purchase or acquisition from the Company of any of its securities, except for options (and the Common Stock issued upon their exercise) issued pursuant to the MessageMedia, Inc. 1995 Stock Plan, the MessageMedia, Inc. 1999 Non-Officer Stock Option Plan, the MessageMedia, Inc. Employee Stock Purchase Plan, and stock option agreements by and between the Company and certain individuals registered under the Securities Act by that certain registration statement on Form S-8 filed on June 29, 2000.

                  3.5 LEGAL PROCEEDINGS. There is no material legal or governmental proceeding, claim or arbitration pending or, to the knowledge of the Company, threatened, to which the Company is a party or of which the business or property of the Company is subject, nor, to the knowledge of the Company, does there exist any reasonable basis therefor.

                  3.6 NO VIOLATIONS. The Company is not in violation of its charter or bylaws. The Company is not in violation of any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to the Company, which violation, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect. The Company is not in default (and there exists no condition which, with the passage of time or otherwise, would constitute a default) in the performance of any bond, debenture, note or any other evidence of indebtedness in any indenture, mortgage, deed of trust or any other agreement or instrument to which the Company is a party or by which the Company is bound or by which the properties of the Company are bound, which would be reasonably likely to have a Material Adverse Effect.

                  3.7 GOVERNMENTAL PERMITS, ETC. The Company has all necessary franchises, licenses, certificates and other authorizations from any foreign, federal, state or local government or governmental agency, department or body that are currently necessary for the operation of the business of the Company as currently conducted, except where the failure to currently possess could not reasonably be expected to have a Material Adverse Effect.

                  3.8 FINANCIAL STATEMENTS. The financial statements of the Company and the related notes thereto contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 (the "10-K"), and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, present fairly, in accordance with generally accepted accounting principles, the financial position of the Company and its subsidiaries as of the dates indicated, and the results of its operations and cash flows for the periods therein specified. Such financial statements (including the related notes) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods therein specified; provided, however, that the unaudited financial statements contained therein are subject to normal recurring year end audit adjustments and do not contain all footnotes required under generally accepted accounting principles. The Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company or described in the notes thereto, under generally accepted accounting principles consistently applied, except for: (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the balance sheet of the Company as of September 30, 2000; (ii) liabilities or obligations arising in the ordinary course of business since September 30, 2000; and (iii) liabilities or obligations which would not, individually or in the aggregate, have a Material Adverse Effect.

                  3.9 NO MATERIAL ADVERSE CHANGE. Since September 30, 2000, no event has occurred which is reasonably likely to cause any Material Adverse Effect, and no dividend or distribution of any kind has been declared, paid or made on the capital stock of the Company.

                  3.10 NASDAQ LISTING. The Company's Common Stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and is listed on The Nasdaq National Market ("NASDAQ"). The Company has not received any notification of delisting from Nasdaq.

                  3.11 REPORTING STATUS. The Company has filed in a timely manner all documents that the Company was required to file under the Exchange Act and the Securities Act of 1933, as amended (the "SECURITIES ACT"), during the 12 months preceding the date of this Agreement. The Company currently meets the conditions set forth in the General Instructions of Form S-3 in order to use such Form S-3 for registration under the Securities Act. The following documents complied in all material respects with the Securities and Exchange Commission's (the "SEC") requirements as of their respective filing dates, and the information contained therein as of the date thereof did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under where they were made not misleading:

                           (a) The 10-K;

                           (b) The Company's Quarterly Reports on Form 10-Q for
the quarters ended March 31, 2000, June 30, 2000, and September 30, 2000; and

                           (c) All other documents, if any, filed by the Company
with the SEC since December 31, 1999, pursuant to the reporting requirements of the Exchange Act.

         4.       REPRESENTATIONS AND WARRANTIES OF INVESTOR.

                  Each Investor hereby represents and warrants to the Company, severally and not jointly, for itself and no other Investor, as follows (and such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement):

                  4.1 INVESTMENT REPRESENTATIONS. Investor understands that the Shares have not been registered under the Securities Act. Investor also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Investor's representations contained in the Agreement. Investor hereby represents and warrants as follows:

                           (a) INVESTOR BEARS ECONOMIC RISK. Investor, which is
acquiring the Shares in the ordinary course of its business, has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Investor must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Investor understands that the Company has no present intention of registering the Shares or any shares of its Common Stock. Investor also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Investor to transfer all or any portion of the Shares under the circumstances, in the amounts or at the times Investor might propose.

                           (b) ACQUISITION FOR OWN ACCOUNT. Investor is
acquiring the Shares for Investor's own account for investment only, and not with a view towards their distribution.

                           (c) INVESTOR CAN PROTECT ITS INTEREST. Investor
represents that by reason of its, or of its management's, business or financial experience, Investor has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Further, Investor is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

                           (d) ACCREDITED INVESTOR. Investor represents that it
is an accredited investor within the meaning of Regulation D under the Securities Act.

                           (e) COMPANY INFORMATION. Investor has had an
opportunity to discuss the Company's business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company's operations and facilities. Investor also has had the opportunity to ask questions of and receive answers from the Company and its management regarding the terms and conditions of this investment.

                           (f) RULE 144. Investor acknowledges and agrees that
the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Investor has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

                           (g) RESIDENCE. If the Investor is a partnership,
corporation, limited liability company or other entity, then the office or offices of the Investor in which its investment decision was made is located at the address or addresses of the Investor set forth in its signature block.

                           (h) FOREIGN INVESTORS. If Investor is not a United
States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), Investor hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction of organization or residence in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction of organization or residence for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any government or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Shares. Investor's subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of Investor's jurisdiction of organization or residence.

                           (i) DUE AUTHORIZATION. Investor has all requisite
power and authority to execute, deliver and perform its obligations under this Agreement, and this Agreement has been duly authorized and validly executed and delivered by Investor and constitutes a legal, valid and binding agreement of Investor enforceable against Investor in accordance with its terms, except as rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally, and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                           (j) NON-CONTRAVENTION. The execution and delivery of
this Agreement, the fulfillment of the terms of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or constitute a violation of, or default under (with the passage of time or otherwise), (i) in any material way, the charter, bylaws or other organizational documents of Investor, or (ii) any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority binding upon Investor or its respective properties. No consent, approval, authorization or other order of, or registration, qualification or filing with, any regulatory body, administrative agency, or other governmental body in the United States is required for the execution and delivery of this Agreement, other than such as have been made or obtained.

                           (k) INVESTOR NOT PART OF A GROUP. Investor represents
and warrants that it has not formed or joined and is not participating in a "group" (within the meaning of Section 13(d)(3) and Rule 13d-5 of the Exchange
Act) with any other Investor in connection with its purchase of the Shares.

                  4.2 RESTRICTIONS ON TRANSFER.

                           (a) Investor agrees not to make any disposition of
all or any portion of the Shares unless and until:

                                    (i) There is then in effect a registration
statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

                                    (ii) (A) The transferee has agreed in
writing to be bound by the terms of this Agreement, (B) Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a reasonably detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 of the Securities Act except in unusual circumstances.

                                    (iii) Notwithstanding the provisions of
Sections 4.2(a)(i) and (ii), no such registration statement or opinion of counsel shall be necessary for a transfer by Investor (A) if it is a partnership, to its partners or former partners in accordance with partnership interests, (B) if it is a corporation, to its shareholders in accordance with their interest in the corporation, (C) if it is a limited liability company, to its members or former members in accordance with their interest in the limited liability company, or (D) to its affiliates (as defined in Rule 405 of the Securities Act); provided, however, that in each case the transferee will be subject to the terms of this Agreement to the same extent as if he, she or it were an original investor hereunder.

                           (b) Each certificate representing Shares shall
(unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

                  THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

                           (c) The Company shall be obligated to reissue
promptly unlegended certificates at the request of Investor if Investor shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

                           (d) Any legend endorsed on an instrument pursuant to
applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue-sky authority authorizing such removal or an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed without such legend or instructions.

                  4.3 "MARKET STAND-OFF" AGREEMENT; AGREEMENT TO FURNISH INFORMATION. In connection with any underwritten public offering of the Company's common stock pursuant to an effective registration under the Securities Act, and so long as Investor owns more than 1% of the outstanding common stock of the Company, upon written request from the Company, Investor hereby agrees that Investor shall not sell, transfer, make any short sale of, grant any option for the purchase of or enter into any hedging or similar transaction with the same economic effect as a sale of any common stock of the Company held by Investor (other than those included in such registration) for a period specified by the representative of the underwriters of common stock of the Company not to exceed 90 days following the effective date of such registration statement; provided, however, that all executive officers and directors of the Company are bound by and have entered into a similar agreement and the restriction on transfer has not been waived in whole or in part with respect to any such executive officer or director in a way different than any Investor. Investor agrees to execute and deliver such other agreements as may reasonably be requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of common stock of the Company, Investor shall provide, within 10 days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company's securities pursuant to a registration statement filed under the Securities Act. The obligations described in this section shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares of Common Stock subject to the foregoing restriction until the end of said 90-day period.

                  4.4 STANDSTILL AGREEMENT.

                           (a) At any time during the Standstill Period (as
defined below), except with the prior written consent of a majority of the Company's Board of Directors (excluding the vote of any interested directors), each Investor, together with any persons or entities affiliated therewith within the meaning of Rule 405 of the Securities Act (collectively, the "STANDSTILL INVESTOR"), shall not: (a) make, effect, initiate, cause or participate in (i) any acquisition of beneficial ownership (as defined in Rule l3d-3 of the Exchange Act) of any securities of the

Company entitled to vote with respect to the election of any directors of the Company ("VOTING SECURITIES"), any security convertible into, exchangeable for or exercisable for, or that may become Voting Securities or any other right to acquire Voting Securities (such Voting Securities and rights to acquire Voting Securities are collectively referred to herein as "SECURITIES"), in any such case, with the intention to seek to control the management, Board of Directors or policies of the Company (ii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any subsidiary of the Company, or involving any securities or assets of the Company or any securities or assets of any subsidiary of the Company, or (iii) any "solicitation" of "proxies" (as those terms are used in the proxy rules of the SEC) or consents with respect to any securities of the other party; (b) form, join or participate in a "group" (within the meaning of Section 13(d)(3) and Rule 13d-5 of the Exchange Act) with respect to the beneficial ownership of any Securities; (c) act, alone or in concert with others, to seek to control the management, Board of Directors of the Company or policies of the Company; (d) take any action that to the knowledge of the Standstill Investor, after taking into account advice of its counsel, could reasonably be expected to require the Standstill Investor to make a public announcement regarding any of the types of matters set forth in clause "(a)" of this paragraph; (e) agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in clause "(a)", "(b)", "(c)" or "(d)" of this paragraph; (f) assist, induce or encourage any other Person (as defined in subsection 4.4(b) below) to take any action of the type referred to in clause "(a)", "(b)", "(c)", "(d)" or "(e)" of this paragraph; or (g) enter into any discussions, negotiations, arrangement or agreement with any other Person relating to any of the foregoing. For purposes of this Agreement, the "STANDSTILL PERIOD" shall begin as of the date hereof and shall continue for an uninterrupted period of one year, unless earlier terminated pursuant to the provisions of subsection 4.4(b) below.

                           (b) TERMINATION. The provisions of subsection 4.4(a)
above shall terminate and be of no further force or effect upon the earlier to occur of (i) the date of expiration of the Standstill Period, (ii) the filing with the SEC of a Schedule 13D by any Person (as defined below) indicating that such Person has acquired beneficial ownership (as such term is defined in Section 13d-3 of the Exchange Act) of 5% or more of the Company's Securities, provided, that, such Person was not the beneficial owner of 5% or more of the Securities of the Company prior to the date hereof, (iii) the commencement of a tender offer by any Person to acquire 50% or more of the Company's Securities; or (iv) the solicitation of proxies by any Person which is intended to effect a change in the majority of members of the Company's Board of Directors. For purposes of this subsection 4.4(b), the term "PERSON" shall be broadly interpreted to include any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental body, provided, that the term "Person" shall expressly exclude the Standstill Investor.

         5.       CONDITIONS TO CLOSING.

                  5.1 CONDITIONS TO INVESTOR'S OBLIGATIONS AT THE CLOSING. Each Investor's obligations to purchase the Shares at the Closing are subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

                           (a) REPRESENTATIONS AND WARRANTIES TRUE; PERFORMANCE
OF OBLIGATIONS. The representations and warranties made by the Company in
Section 3 hereof shall be true and correct in all material respects as of the Closing Date with the same force and effect as if they had been made as of the Closing Date, and the Company shall have performed and complied with all agreements and conditions herein required to be performed or complied with by it on or prior to the Closing.

                           (b) CONSENTS, PERMITS AND WAIVERS. The Company and
Investor shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement (including any filing required to comply with the Hart Scott Rodino Antitrust Improvements Act of 1976, and except for such as may be properly obtained subsequent to the Closing).

                           (c) CORPORATE DOCUMENTS. The Company shall have
delivered to Investor or its counsel, copies of all corporate documents of the Company as Investor shall reasonably request.

                           (d) PROCEEDINGS AND DOCUMENTS. All corporate and
other proceedings in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to Investor and its counsel, and Investor and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

                  5.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The Company's obligation to issue and sell the Shares at the Closing is subject to the satisfaction, on or prior to such Closing, of the following conditions:

                           (a) REPRESENTATIONS AND WARRANTIES TRUE; PERFORMANCE
OF OBLIGATIONS. The representations and warranties made by Investor in Section 4 hereof shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if they had been made as of the Closing Date, and the Investor shall have performed and complied with all agreements and conditions herein required to be performed or complied with by it prior to the Closing.

                           (b) CONSENTS, PERMITS, AND WAIVERS. The Company and
Investor shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement (including any filing required to comply with the Hart Scott Rodino Antitrust Improvements Act of 1976, and except for such as may be properly obtained subsequent to the Closing).

                           (c) PROCEEDINGS AND DOCUMENTS. All corporate and
other proceedings in connection with the transactions contemplated at the Closing hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to the Company and its counsel, and the Company and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

         6.       REGISTRATION RIGHTS.

                  6.1 DEFINITIONS. As used in this Section 6, the following terms shall have the following respective meanings:

                  "FORM S-3" means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

                  "REGISTER," "REGISTERED" and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

                  "REGISTRATION EXPENSES" shall mean all expenses incurred by the Company in complying with Sections 6.2 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

                  "SEC" shall have the meaning set forth in Section 3.11 of this Agreement.

                  "SELLING EXPENSES" shall mean all underwriting discounts and selling commissions applicable to the sale.

                  6.2 FORM S-3 REGISTRATION. It any time after three months from the date hereof, the Company shall receive from one or more Investors a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Shares, the Company will:

                           (a) as soon as practicable, effect such registration
and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of the Shares as are specified in such request; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 6.2:

                                    (i) if Form S-3 (or any successor or similar
form) is not available for such offering to the Investor;

                                    (ii) if such Investor or Investors propose
to sell the Shares at an aggregate price to the public of less than $1,000,000;

                                    (iii) if the Company shall furnish to such
Investor or Investors a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the

Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 90 days after receipt by such Investor or Investors of such certificate; provided that such right to delay a request shall be exercised by the Company not more than once in any 12 month period;

                                    (iv) if the Company has, within the 12 month
period preceding the date of such request, already effected two registrations on Form S-3 pursuant to this Section 6.2, or

                                    (v) in any particular jurisdiction in which
the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                           (b) Subject to the foregoing, the Company shall file
a Form S-3 registration statement covering the Shares as soon as practicable after receipt of the request or requests of such Investor or Investors, but in no event later than 30 days after the date of such request or requests.

                  6.3 EXPENSES OF REGISTRATION. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 6.2 shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder shall be borne pro rata by the Investors participating in the registration in proportion to the number of Shares sold.

                  6.4 OBLIGATIONS OF THE COMPANY. Whenever required to effect the registration of the Shares, the Company shall, as expeditiously as reasonably possible:

                           (a) Prepare and file with the SEC a registration
statement with respect to the Shares and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of an Investor participating in such registration, keep such registration statement effective for up to 120 days or, if earlier, until such Investors have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Investors and for a period not to exceed 60 days thereafter (the "SUSPENSION PERIOD"), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Investors hereby agree not to offer or sell any Shares pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that the Company may, in the absence of such delay or suspension hereunder, be required under state or federal securities laws to disclose any corporate development the disclosure of which could reasonably be expected to have an adverse effect upon the Company, its stockholders, a potentially significant transaction or event involving the Company, or any negotiations, discussions, or proposals directly relating thereto. In the event that the Company shall exercise its rights hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period; provided, further, the Suspension Period must be approved by a majority of the Company's Board of Directors. The Company may extend the Suspension Period for an additional consecutive 60 days with the consent of the holders of a majority of the Shares proposed to be sold by the Investors, which consent shall not be unreasonably withheld; provided, however, that such Suspension Period and extension shall only be used once per year. If so directed by the Company, the Investors shall use their best efforts to deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such Investors' possession, of the prospectus relating to such Shares current at the time of receipt of such notice. The Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

                           (b) Prepare and file with the SEC such amendments and
supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in paragraph (a) above.

                           (c) Furnish to the Investors participating in such
registration such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they reasonably may request in order to facilitate the disposition of the Shares.

                           (d) Use its reasonable best efforts to register and
qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Investors participating in such registration; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                           (e) Notify the Investors participating in such
registration at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                  6.5 TERMINATION OF REGISTRATION RIGHTS. All registration rights granted under Section 6.2 shall terminate and be of no further force and effect five years after the date hereof. In addition, an Investor's registration rights shall expire six months after the date on which all of such Investor's Shares may be sold under Rule 144 during any 90-day period.

                  6.6 DELAY OF REGISTRATION; FURNISHING INFORMATION.

                           (a) No Investor shall have any right to obtain or
seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 6.

                           (b) It shall be a condition precedent to the
obligations of the Company to take any action pursuant to Section 6.2 that Investor shall furnish to the Company such information regarding itself, the Shares and the intended method of disposition of such securities as shall be required to effect the registration of the Shares.

                  6.7 INDEMNIFICATION. In the event the Shares are included in a registration statement under Section 6.2:

                           (a) To the extent permitted by law, the Company will
indemnify and hold harmless each Investor participating in such registration, the partners, members, officers and directors of such Investor, and each person, if any, who controls such Investor within the meaning of the Securities Act or the Exchange Act against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION") by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will pay as incurred to such Investor, its partners, members, officers, directors or controlling persons any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 6.7(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld or delayed, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Investor, its partners, members, officers, directors or controlling persons.

                           (b) To the extent permitted by law, each Investor
participating in such registration will, if the Shares are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer or controlling person may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Investor under an instrument duly executed by Investor and stated to be specifically for use in connection with such registration; and such Investor will pay as incurred any legal or other expenses reasonably incurred by the Company or any such director, officer or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 6.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Investor, which consent shall not be unreasonably withheld or delayed; provided further, that in no event shall any indemnity payable by any Investor under this Section 6.7 exceed the net proceeds from the offering received by such Investor.

                           (c) Promptly after receipt by an indemnified party
under this Section 6.7 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 6.7, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 6.7, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 6.7.

                           (d) If the indemnification provided for in this
Section 6.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided that in no event shall any contribution by an Investor hereunder exceed the net proceeds from the offering received by such Investor.

                           (e) The obligations of the Company and each Investor
under this Section 6.7 shall survive completion of any offering of the Shares in a registration statement and the termination of this agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation and (ii) does include a non-monetary remedy.

                  6.8 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register the Shares pursuant to this Section 6 may be assigned by an Investor to a transferee or assignee of the Shares which (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member or affiliate of such Investor, (b) is Investor's family member or trust for the benefit of an individual Investor or (c) acquires at least one million (1,000,000) of the Shares (as adjusted for stock splits and combinations) or all of the Shares held by such Investor, if less; provided, however, (i) the transferor shall, within 10 days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and
(ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

                  6.9 RULE 144 REPORTING. With a view to making available to each Investor the benefits of certain rules and regulations of the SEC which may permit the sale of the Shares to the public without registration, the Company agrees to:

                           (a) Make and keep public information available, as
those terms are understood and defined in Rule 144 promulgated under the Securities Act or any similar or analogous rule promulgated under the Securities Act, at all times while a class of the Company's securities is registered under
Section 12(g) of the Exchange Act;

                           (b) File with the SEC, in a timely manner, all
reports and other documents required of the Company under the Exchange Act; and

                           (c) So long as an Investor owns Shares, furnish to
such Investor forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act and of the Exchange Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as such Investor may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

         7.       MISCELLANEOUS.

                  7.1 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of Colorado as such laws are applied to agreements between Colorado residents entered into and performed entirely in Colorado.

                  7.2 SURVIVAL. Other than as set forth in Section 6 hereof, the representations, warranties, covenants and agreements made herein shall survive any investigation made by an Investor or the Company and the closing of the transactions contemplated hereby for a period of 18 months after the date hereof, provided that the covenants of the Company set forth in Section 6 shall survive indefinitely so long as any Investor holds any Shares. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company or an Investor pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company or an Investor, respectively, hereunder solely as of the date of such certificate or instrument.

                  7.3 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Shares from time to time.

                  7.4 ENTIRE AGREEMENT. This Agreement, the exhibits and schedules hereto and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

                  7.5 SEVERABILITY. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  7.6 AMENDMENT AND WAIVER.

                           (a) This Agreement may be amended or modified only
upon the written consent of the Company and Investors holding a majority of the Shares purchased hereunder, provided that any agreement to increase the purchase price of the Shares shall require the consent of each Investor.

                           (b) The obligations of the Company and the rights of
the Investors under this Agreement may be waived only with the written consent of Investors holding a majority of the shares purchased hereunder.

                           (c) To the extent that any Investor would be affected
differently and adversely than any other Investor pursuant to a proposed amendment or waiver, the written consent of such Investor will be required for such proposed amendment or waiver.

                  7.7 DELAYS OR OMISSIONS. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on an Investor's part of any breach, default or noncompliance under this Agreement or any waiver on such party's part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

                  7.8 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent as follows:

                           (a)      if to the Company, to:

                                    MessageMedia, Inc.
                                    1100 South McCaslin
                                    Suite 100
                                    Superior, Colorado 80027

                                    Attn: President
                                    Phone: (303) 440-7550
                                    Telecopy: (303) 440-0303

                           (b)      with a copy mailed to:

                                    Cooley Godward LLP
                                    380 Interlocken Crescent
                                    Suite 900
                                    Broomfield, CO 80021-8023

                                    Attn: Michael L. Platt
                                    Phone: (720) 566-4012
                                    Telecopy: (720) 566-4099

                           (c) if to an Investor, at its address on the
signature page hereto, or at such other address or addresses as may have been furnished to the Company in writing.

                  7.9 EXPENSES. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement, except as otherwise provided in Section 6.3.

                  7.10 ATTORNEYS' FEES. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

                  7.11 TITLES AND SUBTITLES. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

                  7.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be delivered by facsimile and facsimile signatures shall be treated as original signatures for all applicable purposes.

                  7.13 BROKER'S FEES. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this Section 7.13 being untrue.

                  7.14 CONFIDENTIALITY. Each party hereto agrees that, except with the prior written consent of the other party, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other parties to which such party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, the performance of its obligations hereunder or the ownership of the Shares purchased hereunder. The provisions of this Section 7.14 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto.

                  7.15 PRONOUNS. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require. The word "including" is used in an illustrative sense rather than a limiting sense, and means including without limitation.


                         [Signatures on following page.]

         IN WITNESS WHEREOF, the parties hereto have executed the COMMON STOCK PURCHASE AGREEMENT as of the date set forth in the first paragraph hereof.


COMPANY:

MESSAGEMEDIA, INC.


Signature:     /s/ A. Laurence Jones
           --------------------------------
Name:           A. Laurence Jones
Title:          Chief Executive Officer



                [Common Stock Purchase Agreement Signature Page]

                                   INVESTORS:

                                   SOFTBANK TECHNOLOGY VENTURES VI, L.P.
                                   By:  SBTV VI LLC, its general partner

                                   By:      /s/ Bradley A. Feld
                                       ----------------------------------------
                                   Bradley Feld, Managing Director

                                   Address for all SOFTBANK entities:
                                   200 West Evelyn Avenue, Suite 200
                                   Mountain View, California  94041
                                   Phone:            650-962-2000
                                   Facsimile:        650-962-2020
                                   Copy to:          303-642-4001


                                   SOFTBANK U.S. VENTURES VI, L.P.
                                   By:  SBTV VI LLC, its general partner

                                   By:      /s/ Bradley A. Feld
                                       ----------------------------------------
                                   Bradley Feld, Managing Director

                                   SOFTBANK TECHNOLOGY VENTURES ADVISORS FUND
                                   VI, L.P.
                                   By:  SBTV VI LLC, its general partner

                                   By:      /s/ Bradley A. Feld
                                       ----------------------------------------
                                   Bradley Feld, Managing Director

                                   SOFTBANK TECHNOLOGY VENTURES SIDE FUND VI,
                                   L.P.
                                   By:  SBTV VI LLC, its general partner

                                   By:      /s/ Bradley A. Feld
                                       ----------------------------------------
                                   Bradley Feld, Managing Director

                                   PEQUOT PRIVATE EQUITY FUND, L.P.
                                   By: Pequot Capital Management, Inc.,
                                       its investment manager


                                   By:        /s/ Kevin E. O'Brien
                                      -----------------------------------------

                                   Name:      Kevin E. O'Brien
                                        ---------------------------------------

                                   Title:     General Counsel
                                         --------------------------------------


                                   PEQUOT OFFSHORE PRIVATE EQUITY FUND, INC.

                                   By: Pequot Capital Management, Inc.,
                                       its investment manager


                                   By:        /s/ Kevin E. O'Brien
                                      -----------------------------------------

                                   Name:      Kevin E. O'Brien
                                        ---------------------------------------

                                   Title:     General Counsel
                                         --------------------------------------

                                   REBAR, LLC

                                   By:        /s/  Jacquelyn Barry Hamilton
                                      -----------------------------------------

                                   Name: Jacquelyn Barry Hamilton

                                   Title: Executive Vice President

                                   Address: 100 Superior Plaza Way
                                            Suite 200
                                            Superior, CO 80027

                                LIST OF EXHIBITS




Schedule of Investors                                                  Exhibit A

                                    EXHIBIT A

                              SCHEDULE OF INVESTORS


                                                       NUMBER OF SHARES             AGGREGATE
                 NAME                                  BEING PURCHASED            PURCHASE PRICE
                 ----                                  ----------------           --------------

SOFTBANK TECHNOLOGY VENTURES VI, L.P.                        3,599,015            $ 2,555,300.65

SOFTBANK U.S. VENTURES VI, L.P.                              3,860,070            $ 2,740,649.70

SOFTBANK TECHNOLOGY VENTURES ADVISORS                          140,211            $    99,549.81
FUND VI, L.P.

SOFTBANK TECHNOLOGY VENTURES SIDE FUND                         147,183            $   104,499.93
VI, L.P.

PEQUOT PRIVATE EQUITY FUND, L.P.                               625,083            $   443,808.93

PEQUOT OFFSHORE PRIVATE EQUITY FUND,                            79,142            $    56,190.82
INC

REBAR, LLC                                                   2,816,902            $ 2,000,000.42
                                                        --------------            --------------

TOTAL                                                       11,267,606            $ 8,000,000.26